Exhibit 99.1

News Release

FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate
Contact	Media: Ellen Bates (281) 445-6559
Investors: Maryann Seaman (281) 591-4080

FMC Technologies Announces Two-for-One Stock Split

HOUSTON, July 18, 2007 — FMC Technologies, Inc. (NYSE: FTI) announced today that its Board of Directors has approved a two-for-one stock split of the Company’s common stock in the form of a stock dividend, payable on August 31, 2007 to shareholders of record as of August 17, 2007. The split will increase FMC Technologies’ total shares outstanding as of June 30, 2007 from approximately 65 million shares to 130 million shares.

Shareholders of record on August 17, 2007 will receive one additional share of common stock on August 31, 2007 for each share held. FMC Technologies common stock will begin trading on a split adjusted basis on September 4, 2007.

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry and other industrial markets. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. The Company also produces food processing equipment for the food industry and specialized equipment to service the aviation industry. Twice named as the Most Admired Oil and Gas, Equipment Service Company by FORTUNE magazine, FMC Technologies employs approximately 11,000 people and operates 33 manufacturing facilities in 19 countries.